Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2017 Operating Results

VALLEY COTTAGE, NY—March 22, 2018—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues for the year ended December 31, 2017 increased to $13.39 million up 4% compared to 2016. Net income for 2017 was approximately $12,100 compared to $52,400 in the prior year. Cash and cash equivalents at the end of 2017 decreased to $8.74 million from the 2016 year-end balance of $9.22 million.

Jerry Flum, CEO, said, “We did not see significant results yet from our new Financial Statement Sourcing (launched 4Q 2017) or PAYCE™ (launched 1Q 2018) products, or from our other new marketing efforts, but we’re committed to continue investing in new products and marketing infrastructure. There is a natural lag on these expenses and the impact on revenue. The Company is still debt-free and our strong cash position allows us to continue to undertake these initiatives.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Operating revenues	$13,385,068	$12,814,390

Operating expenses:
Data and product costs	5,426,779	4,944,053
Selling, general and administrative expenses	8,044,256	7,495,742
Depreciation and amortization	191,960	200,136

Total operating expenses	13,662,995	12,639,931

Income (loss) from operations	(277,927)	174,459
Other income, net	47,216	27,183

Income (loss) before income taxes	(230,711)	201,642
Benefit (provision) for income taxes	242,781	(149,199)

Net income	$12,070	$52,443

Net income per share of common stock:
Basic and diluted	$0.00	$0.00

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2017 AND 2016

	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$8,735,148	$9,222,343
Accounts receivable, net of allowance of $30,000	2,139,707	2,090,676
Other current assets	530,699	487,257

Total current assets	11,405,554	11,800,276

Property and equipment, net	437,216	430,324
Goodwill	1,954,460	1,954,460
Other assets	23,463	23,763

Total assets	$13,820,693	$14,208,823

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$8,304,877	$8,088,958
Accounts payable	58,901	96,725
Accrued expenses	1,344,526	1,282,126

Total current liabilities	9,708,304	9,467,809

Deferred taxes on income, net	514,333	762,403
Other liabilities	15,748	12,574

Total liabilities	10,238,385	10,242,786

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,559,784	29,419,463
Accumulated deficit	(26,084,700)	(25,560,650)

Total stockholders’ equity	3,582,308	3,966,037

Total liabilities and stockholders’ equity	$13,820,693	$14,208,823

About CreditRiskMonitor

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects more than $130 billion of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 depend on CreditRiskMonitor's timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the company's proprietary FRISK® and PAYCETM scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.